UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2014

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas	75219
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Information responsive to Item 5.02(d):

On September 19, 2014, the Board of Directors of Eagle Materials Inc. (the “Company”) expanded the size of the Board from nine to ten directors and appointed Richard Beckwitt to serve as a Class III director, effective immediately, with a term expiring at our 2015 annual stockholders’ meeting. The Board also appointed Mr. Beckwitt to the Audit Committee, effective immediately.

Mr. Beckwitt is President of Lennar Corporation. He joined Lennar in March 2006 as an Executive Vice President and was promoted to President in April 2011. Mr. Beckwitt served on the Board of Directors of D.R. Horton, Inc. from 1993 to November 2003. From 1993 to March 2000, he held various executive officer positions at D.R. Horton, including President. From March 2000 to April 2003, Mr. Beckwitt was the owner and principal of EVP Capital, L.P., a venture capital and real estate advisory company. From 1986 to 1993, Mr. Beckwitt worked in the Mergers and Acquisitions and Corporate Finance Departments at Lehman Brothers.

Mr. Beckwitt will be compensated in accordance with the Company’s policy for compensation of non-employee directors, which covers August 1 to July 31 each year; however, for the period from the date of Mr. Beckwitt’s appointment through July 31, 2015, he will be paid pro rata in cash at the annual rate of $160,000. In addition, the Company anticipates that Mr. Beckwitt will enter into the Company’s standard indemnification agreement for directors.

Item 7.01. Regulation FD Disclosure

The Company has issued a press release, dated September 23, 2014, relating to the appointment of Richard Beckwitt to the Company’s Board of Directors. The press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release dated September 23, 2014 issued by Eagle Materials Inc. (announcing appointment of Richard Beckwitt to Board of Directors)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ James H. Graass
James H. Graass Executive Vice President, General Counsel and Secretary

Date: September 23, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated September 23, 2014 issued by Eagle Materials Inc. (announcing appointment of Richard Beckwitt to Board of Directors)